SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(A) of

The Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FRANKLIN ELECTRONIC PUBLISHERS, INCORPORATED

One Franklin Plaza

Burlington, NJ 08016

SUPPLEMENT TO PROXY STATEMENT FOR SPECIAL MEETING

TO BE HELD ON FEBRUARY 24, 2010

On or about January 27, 2010, Franklin Electronic Publishers, Incorporated mailed a definitive proxy statement relating to a special meeting of shareholders of Franklin be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York 10022, 15th floor, conference room A, on February 24, 2010 at 10:00 a.m., local time.

In connection with the lawsuit described under the heading “Important Information Regarding Franklin Electronic Publishers, Incorporated-Legal Proceedings” on page 52 of the definitive proxy statement, on February 11, 2010, a Memorandum of Understanding was executed covering the material terms of a settlement of the lawsuit, subject however, to execution of a final settlement agreement and to court approval. Pursuant to the terms of the Memorandum of Understanding, the merger agreement between the Company and Saunders has been amended to reduce the fee payable by the Company to Saunders from $650,000 to $325,000 in the event of the termination of the merger agreement in certain circumstances, and defendants will not dispute the contention of plaintiff that the pendency of its lawsuit led to certain additional disclosures made in the merger proxy statement.

The settlement will not affect the merger consideration to be paid to shareholders of Franklin in connection with the proposed merger or the timing of the special meeting of shareholders.

This proxy statement supplement is dated February 11, 2010 and is being mailed to shareholders of Franklin beginning on or about February 12, 2010.